Exhibit 99.1

First Trinity Financial Corporation and Brooke Capital Corporation Announce Agreement for Purchase of First Life America Corporation

Monday, July 21, 2008

Tulsa, Okla., July 21, 2008 — First Trinity Financial Corporation and Brooke Capital Corporation jointly announced today the signing of an agreement on July 18, 2008 for First Trinity’s purchase of Brooke Capital’s Topeka-based life insurance subsidiary, First Life America Corporation. The sale is subject to customary regulatory approval by the Kansas Insurance Department.

First Life America Corporation is a life insurance and annuity company headquartered in Topeka, Kansas, offering life insurance and annuity products to the citizens of Kansas, Illinois, Kentucky, Nebraska, North Dakota, Ohio, Oklahoma and Texas.

StoneRidge Advisors, LLC of Chicago, Ill. served as advisor to the seller on the transaction.

About First Trinity Financial Corporation

First Trinity Financial Corporation (www.firsttrinityfinancial.com) is a financial holding company with its home office in Tulsa, Okla. First Trinity has two wholly owned subsidiaries: Trinity Life Insurance Company and First Trinity Capital Corporation. Trinity Life markets “The Trinity Life Accumulator,” an individual life insurance/annuity product that provides life insurance death benefits and annuity benefits. First Trinity Capital offers insurance premium financing through independent Property and Casualty Insurance Agencies in the states of Alabama, Arkansas, Louisiana, Mississippi and Oklahoma.

About Brooke Capital Corporation

Brooke Capital Corporation (www.brookeagent.com) is an Overland Park, Kan.-based insurance organization founded in 1997. Brooke Capital is the parent company of Brooke Investments, Inc., an insurance agency franchisor, First Life America Corporation, a life insurance company, and Brooke Capital Advisors, Inc., a loan consultant for managing general insurance agencies.

Contact... Karen Haus, Market Street Partners, (415) 445-3238 or karen@marketstreetpartners.com.